Exhibit 10.20
SEVENTH AMENDMENT TO THE
DYNEGY NORTHEAST GENERATION, INC. SAVINGS INCENTIVE PLAN
WHEREAS, Dynegy Inc., a Delaware corporation (“Dynegy”), maintains the Dynegy Northeast Generation, Inc. Savings Incentive Plan (the “Plan”) for the benefit of eligible employees of certain participating companies;
WHEREAS, Dynegy desires to amend the eligibility provisions of the Plan with respect to a specified group of collectively bargained employees who are eligible for benefits under a different plan maintained by Dynegy and to increase Employer Matching Contributions for collectively bargained employees under the Plan; and
WHEREAS, Dynegy and its delegates are authorized and empowered to amend the Plan pursuant to Section 16.1 of the Plan.
NOW, THEREFORE, BE IT RESOLVED that the Plan shall be, and hereby is, amended as follows, effective as provided below:
I.
Effective April 3, 2008, the first sentence of Section 1.1(19) of the Plan is amended in its entirety to provide as follows:
“(19) Eligible Employee: Each Employee other than (A) an Employee whose terms and conditions of employment are governed by a collective bargaining agreement, unless such agreement provides for his coverage under the Plan, (B) a nonresident alien, (C) an Employee who is a Leased Employee or who is designated, compensated, or otherwise classified by the Employer as a Leased Employee, (D) an individual who is deemed to be an Employee pursuant to Treasury regulations issued under section 414(o) of the Code, and (E) an individual who is hired by an Employer on or after April 3, 2008 and who is covered by that certain Memorandum of Agreement between Dynegy Northeast Generation, Inc., and Local Union 320 of The International Brotherhood of Electrical Workers, dated March 26, 2008, as ratified on April 3, 2008.”

II.
Effective May 4, 2008, Section 3.3(b) of the Plan is amended in its entirety to provide as follows:
“(b) With respect to each payroll period, the Employer shall contribute to the Trust, as Employer Matching Contributions, an amount that equals 50% of the Before-Tax Contributions that were made pursuant to Section 3.1 on behalf of each of the Participants whose terms and conditions of employment are governed by a collective bargaining agreement during such payroll period and that were not in excess of 6% of each such Participant’s Compensation for such payroll period.”
III.
Except as amended herein, the provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned has caused this Seventh Amendment to the Plan to be executed on the date indicated below, to be effective as provided herein.

DYNEGY INC. a Delaware corporation

By:	/s/ Julius Cox Julius Cox, Chairman of the Dynegy Inc.
Benefits Plan Committee
Date: April 28, 2008

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